As filed with the Securities and Exchange Commission on December 28, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________________

FORESTAR REAL ESTATE GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-1336998
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

__________________________

1300 MoPac Expressway South, Suite 3S

Austin, Texas 78746

(Address of Principal Executive Offices) (Zip Code)

__________________________

Forestar Real Estate Group 2007 Stock Incentive Plan

(Full Title of the Plan)

__________________________

David M. Grimm

Chief Administrative Officer, General Counsel and Secretary

Forestar Real Estate Group Inc.

1300 MoPac Expressway South, Suite 3S

Austin, Texas 78746

(Name and Address of Agent for Service)

(512) 433-5200

(Telephone Number, Including Area Code, of Agent for Service)

_________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common stock, par value $1.00 per share (including preferred stock purchase rights) (1)	3,800,000	$23.88	$90,725,000	$2,785.26

(1)

Each share of common stock is accompanied by a preferred stock purchase right pursuant to the Rights Agreement, dated December 11, 2007 (the “Rights Agreement”), between Forestar Real Estate Group Inc. and Computershare Trust Company, N.A., as Rights Agent. Until the occurrence of certain events specified in the Rights Agreement, the preferred stock purchase rights will not be exercisable or evidenced separately from the common stock.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock (and related preferred stock purchase rights) to be offered or sold pursuant to the above-named plans that may be issued as a result of the anti-dilution and other adjustment provisions therein by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)

Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the common stock as reported on the when-issued market on the New York Stock Exchange on December 26, 2007.

EXPLANATORY NOTE

On November 29, 2007, the board of directors of Temple-Inland Inc. (“Temple-Inland”) approved the distribution of all the shares of common stock, par value $1.00 per share (the “Common Stock”), of Forestar Real Estate Group Inc. (the “Company”), a wholly-owned subsidiary of Temple-Inland, to Temple-Inland stockholders. The Company holds or will hold all of the assets and liabilities that were previously associated with Temple-Inland’s real estate business. On December 28, 2007, Temple-Inland will distribute one share of Common Stock (and one related preferred stock purchase right) for every three shares of Temple-Inland common stock held by Temple-Inland stockholders of record as of the close of business on December 14, 2007, the record date for the distribution. This transaction is referred to in this registration statement as the “spin-off.”

In connection with the spin-off, the Company has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 (the “Securities Act”) to register the Common Stock that may be issued pursuant to the Forestar Real Estate Group 2007 Stock Incentive Plan (the “Incentive Plan”).

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information called for by Part I of this registration statement (the “Part I Information”) in respect of the 3,800,000 shares of Common Stock that may be issued pursuant to the Incentive Plan is included in the description of the Incentive Plan contained in the documents that have been or will be provided to participating employees as specified by Rule 428(b)(1) under the Securities Act. The Part I Information is not filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8 and Rule 424 of the Securities Act. The Part I Information and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Company, are incorporated by reference in this registration statement:

•

the Company’s Registration Statement on Form 10, initially filed with the Commission on August 10, 2007, as amended by Amendment No. 1 on September 26, 2007, Amendment No. 2 on October 24, 2007, Amendment No. 3 on November 13, 2007, Amendment No. 4 on November 29, 2007, and Amendment No. 5 on December 10, 2007;

•	the Company’s Current Reports on Form 8-K, filed with the Commission on December 11, 2007, December 14, 2007, and December 17, 2007; and

•

the description of the Common Stock contained in the Company’s Information Statement, dated December 14, 2007, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 14, 2007, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference into this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. The Company’s Exchange Act file number with the Commission is 001-33662.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of common stock to be registered in connection this registration statement will be passed upon by David M. Grimm, Chief Administrative Officer, General Counsel and Secretary of the Company. As of the date hereof, Temple-Inland is our sole stockholder and Mr. Grimm does not own any shares of our Common Stock. However, Mr. Grimm beneficially owned shares of, and options on, Temple-Inland common stock as of the record date for the spin-off and after the spin-off will beneficially own shares of, and options on, our Common Stock, both directly, and as an eligible participant in our Incentive Plan.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), Article Nine of the Company’s Amended and Restated Certificate of Incorporation provides that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except, to the extent provided by applicable law, for liability (i) for any breach of such director’s duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases, or (iv) for any transaction from which such director derived an improper personal benefit.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Article VI of the Company’s Amended and Restated Bylaws generally provides that, subject to certain limitations, each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, or employee of the Company, or is or was a director, officer, or employee of the Company or any direct or indirect wholly-owned subsidiary of the Company serving at the request of the Company as a director, officer, employee, or agent of any such subsidiary or another corporation, savings and loan association, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Company, to the full extent authorized by the DGCL, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company (and with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful); except that with respect to actions brought by or in the right of the Company, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification shall continue as to a person who has ceased to be director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Article VI provides that the Company may pay the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Company of an undertaking, by or on behalf of such director, officer or employee to repay such amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under Article VI.

Both the DGCL and Article VI of the Company’s bylaws specifically state that their indemnification provisions shall not be deemed exclusive of any other indemnity rights a director may have. The Company has entered into Indemnification Agreements with each of its directors that are intended to assure the directors that they will be indemnified to the fullest extent permitted by Delaware law.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such. Under an insurance policy effective upon the spin-off, the Company is insured for certain amounts that it may be obligated to pay directors and officers and the directors and officers of its subsidiaries by way of indemnity, and each such director and officer is insured against certain losses that he may incur by reason of his being a director or officer and for which he is not indemnified by the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
4.1

Specimen Common Stock Certificate of Forestar Real Estate Group Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Company’s Registration Statement on Form 10 filed on December 10, 2007)*

4.2

Amended and Restated Certificate of Incorporation of Forestar Real Estate Group Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Company on December 11, 2007)*

4.3	Forestar Real Estate Group Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed by the Company on December 11, 2007)*
4.4

Rights Agreement, dated as of December 11, 2007, between Forestar Real Estate Group Inc. and Computershare Trust Company, N.A. (including Form of Rights Certificate) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the Company on December 11, 2007)*

4.5	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K, filed by the Company on December 11, 2007)*
4.6	Forestar Real Estate Group 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 5 to the Company’s Registration Statement on Form 10 filed on December 10, 2007)*
5	Opinion of David M. Grimm, Chief Administrative Officer, General Counsel and Secretary of the Company, regarding the legality of the shares of Common Stock being offered hereby†
23.1	Consent of David M. Grimm, Chief Administrative Officer, General Counsel and Secretary of the Company (included in Exhibit 5)†
23.2	Consent of Ernst & Young LLP with respect to the financial statements of the Company†
24	Powers of Attorney (included on the signature page)†

_______________

*	Previously filed.

†	Filed herewith.

Item 9.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 28, 2007.

FORESTAR REAL ESTATE GROUP INC.
By:	/s/ David M. Grimm
Name: David M. Grimm
Title: Chief Administrative Officer, General Counsel and Secretary

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. DeCosmo, Chief Executive Officer of the Company, Christopher L. Nines, Chief Financial Officer of the Company, and David M. Grimm, Chief Administrative Officer, General Counsel and Secretary of the Company, and each of them, and any successor or successors to such offices held by each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ James M. DeCosmo	Director and Chief Executive Officer	December 28, 2007
James M. DeCosmo	(principal executive officer)

/s/ Christopher L. Nines	Chief Financial Officer	December 28, 2007
Christopher L. Nines	(principal financial officer)

/s/ Charles D. Jehl	Chief Accounting Officer	December 28, 2007
Charles D. Jehl	(principal accounting officer)

/s/ Kenneth M. Jastrow, II	Chairman of the Board	December 28, 2007
Kenneth M. Jastrow, II

/s/ Louis R. Brill	Director	December 28, 2007
Louis R. Brill

/s/ Kathleen Brown	Director	December 28, 2007
Kathleen Brown

/s/ William G. Currie	Director	December 28, 2007
William G. Currie

/s/ James A. Johnson	Director	December 28, 2007
James A. Johnson

/s/ Thomas H. McAuley	Director	December 28, 2007
Thomas H. McAuley

/s/ William Powers, Jr.	Director	December 28, 2007
William Powers, Jr.

/s/ James A. Rubright	Director	December 28, 2007
James A. Rubright

/s/ Richard M. Smith	Director	December 28, 2007
/s/ Richard M. Smith

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1

Specimen Common Stock Certificate of Forestar Real Estate Group Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Company’s Registration Statement on Form 10 filed on December 10, 2007)*

4.2

Amended and Restated Certificate of Incorporation of Forestar Real Estate Group Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Company on December 11, 2007)*

4.3	Forestar Real Estate Group Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed by the Company on December 11, 2007)*
4.4

Rights Agreement, dated as of December 11, 2007, between Forestar Real Estate Group Inc. and Computershare Trust Company, N.A. (including Form of Rights Certificate) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the Company on December 11, 2007)*

4.5	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K, filed by the Company on December 11, 2007)*
4.6	Forestar Real Estate Group 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 5 to the Company’s Registration Statement on Form 10 filed on December 10, 2007)*
5	Opinion of David M. Grimm, Chief Administrative Officer, General Counsel and Secretary of the Company, regarding the legality of the shares of Common Stock being offered hereby†
23.1	Consent of David M. Grimm, Chief Administrative Officer, General Counsel and Secretary of the Company (included in Exhibit 5)†
23.2	Consent of Ernst & Young LLP with respect to the financial statements of the Company†
24	Powers of Attorney (included on the signature page)†

_______________

*	Previously filed.

†	Filed herewith.